As filed with the Securities and Exchange Commission on April 7, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
 ________________

LEE ENTERPRISES, INCORPORATED
(Exact name of Registrant as specified in its charter)
________________

Delaware	42-0823980
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
4600 E. 53rd Street, Davenport, Iowa 52807
(Address of Principal Executive Offices)

2020 LONG-TERM INCENTIVE PLAN
(Previously the Amended and Restated 1990 Long Term Incentive Plan)
(Full title of the plan)
________________
Kevin D. Mowbray
Chief Executive Officer
Lee Enterprises, Incorporated
4600 E. 53rd Street
Davenport, IA 52807
(Name and address of agent for service)
(563)383-2100
(Telephone number, including area code, of agent for service)
________________
Copies to:

Edmund H. Carroll, Esq. Lane & Waterman LLP 220 N. Main Street, Ste. 600 Davenport, IA 52801-1987	Timothy R. Millage Vice President, Chief Financial Officer and Treasurer Lee Enterprises, Incorporated 4600 E. 53rd Street Davenport, IA 52807
________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
________________

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee (2)
Common Stock, $0.01 par value per share	2,134,054	$0.88	$1,877,967.52	$243.76
Notes:
(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the outstanding shares of the Registrant’s Common Stock.  “Common Stock” means the Common Stock, $0.01 par value per share, of the Company, or such other securities of the Company as may be designated from time to time in substitution thereof.

(2)
Calculated solely for the purposes of this offering under Rules 457(c) of the Securities Act on the basis of the average of the high and low prices of the Registrant’s Common Stock $0.88 as reported on April 7, 2020 for the New York Stock Exchange – Composite Transactions.

EXPLANATORY NOTE

On February 19, 2020, the shareholders of Lee Enterprises, Incorporated (the “Registrant”) approved the merger of the Amended and Restated 1996 Stock Plan for Non-Employee Directors (the “Director Plan”) with the Amended and Restated 1990 Long-Term Incentive Plan (the “1990 Plan”) and the amendment of the 1990 Plan to increase the number of shares available thereunder by 2,000,000 additional shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), following which the 1990 Plan, as so merged and amended and restated, was renamed the 2020 Long-Term Incentive Plan (the “2020 Plan”).

Pursuant to General Instruction E. to Form S-8, the Registrant hereby files this Registration Statement on Form S-8 (the “Registration Statement”) to register the additional 2,000,000 shares of Common Stock authorized for issuance under the 2020 Plan and the 134,054 shares of Common Stock that remained unsold under the Director Plan.  In accordance with General Instruction E, the currently effective registration statements on Form S-8 previously filed with the Securities and Exchange Commission (the “Commission”) relating to the 1990 Plan (now the 2020 Plan) (Registration No. 333-204985) are incorporated by reference herein, except that the provisions contained in Part II of such earlier registration statements are modified as set forth in this Registration Statement.  In accordance with the instructional note to Part I of Form S-8 as promulgated by the Commission, the information specified by Part I of the Form S-8 has been omitted from this Registration Statement.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

•
the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 29, 2019, filed with the Commission on December 13, 2019 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	our Quarterly Report on Form 10-Q for the quarter ended December 29, 2019 (filed on February 7, 2020);
•
our Current Reports on Form 8-K filed with the SEC on October 31, 2019 (excluding Items 7.01 and 9.01), November 5, 2019, December 13, 2019 (excluding Items 2.02 and 9.01), December 13, 2019, (excluding Items 7.01 and 9.01), December 30, 2019, January 29, 2020 (excluding Item 7.01 and Exhibit 99.1), February 7, 2020 (excluding Items 2.02 and 9.01), February 7, 2020 (excluding Items 7.01 and 9.01), February 12, 2020,  February 21, 2020 and March 20, 2020 (excluding Items 7.01 and 9.01); and

•
the description of the Registrant’s Common Stock set forth in Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3 (Registration No. 333-236356) filed with the Commission on February 10, 2020, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except as to documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any subsequently filed document which also is deemed to be incorporated by reference herein) modifies or supersedes such statement.  Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law generally permits a Delaware corporation to indemnify officers, directors, employees or agents of the corporation if they are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. Our certificate of incorporation provides that we shall, subject to certain limitations, indemnify our directors and officers against expenses, including attorneys’ fees, judgments, fines and certain settlements, actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful.

Section 102 of the Delaware General Corporation Law permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director’s liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. This section further provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. Our certificate of incorporation includes a provision that eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

Any underwriting agreements that we may enter into will likely provide for the indemnification of the registrant, its controlling persons, its directors and certain of its officers by the underwriters against certain liabilities, including liabilities under the Securities Act.

We have directors’ liability insurance, which insures the directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.i

See Exhibit Index immediately preceding the signature page to this Registration Statement.

Item 9. Undertakings.

1. The undersigned registrant hereby undertakes:

   (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

*4.1	Description of Registrant’s Common Stock (Exhibit 4.1 to Form S-3 filed February 10, 2020)

4.2	2020 Long-Term Incentive Plan of Lee Enterprises, Incorporated (Effective February 19, 2020)

5.1	Opinion of Lane & Waterman LLP

23.1	Consent of Lane & Waterman LLP (included in Exhibit 5.1)

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on signature page)

* Exhibits marked with an asterisk (*) are incorporated by reference to documents previously filed with the Commission, as indicated. All other documents listed are filed with this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Davenport and State of Iowa on April 7, 2020.

LEE ENTERPRISES, INCORPORATED		LEE ENTERPRISES, INCORPORATED

By:	/s/ Kevin D. Mowbray	By:	/s/ Timothy R. Millage
	Kevin D. Mowbray		Timothy R. Millage
	President and Chief Executive Officer		Vice President, Chief Financial Officer, and Treasurer
	(Principal Executive Officer)		(Principal Financial and Accounting Officer)

POWER OF ATTORNEY
KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each officer and director of Lee Enterprises, Incorporated whose signature appears below constitutes and appoints Kevin D. Mowbray and Timothy R. Millage, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 7, 2020.

/s/ Mary E. Junck	/s/ Timothy R. Millage
Mary E. Junck	Timothy R. Millage
Chairman	Vice President, Chief Financial Officer and Treasurer
Director	(Principal Financial and Accounting Officer)

/s/ Kevin D. Mowbray	/s/ Richard R. Cole
Kevin D. Mowbray	Richard R. Cole
President and Chief Executive Officer	Director
(Principal Executive Officer)
Director

/s/ Steven C. Fletcher	/s/ Margaret R. Liberman
Steven C. Fletcher	Margaret R. Liberman
Director	Director

/s/ Brent M. Magid	/s/ William E. Mayer
Brent M. Magid	William E. Mayer
Director	Director

/s/ Herbert W. Moloney III	/s/ David T. Pearson
Herbert W. Moloney III	David T. Pearson
Director	Director

/s/ Gregory P. Schermer
Gregory P. Schermer
Director